Exhibit 1.1

CONSOLIDATED BYLAWS

EQUIFAX DO BRASIL SA

CNPJ/MF No. 02.577.445/0001-64 NIRE 35,300,598,041

CHAPTER I

NAME, HEADQUARTERS, PURPOSE AND DURATION

Article 1. EQUIFAX DO BRASIL SA (“Company”) is a privately-held corporation governed by these bylaws, by Law No. 6,404/1976, as amended (“Corporate Law”), and other applicable legal provisions.

Article 2. The Company has its headquarters and legal jurisdiction in the City of São Paulo, State of São Paulo, at Avenida Paulista, nº 1636, 3rd floor, suite 309, room 1, Bela Vista, CEP 01310-200.

Single paragraph. The Company may open and close branches and offices in Brazil or abroad by decision of the board of officers.

Article 3. The Company’s corporate purpose is:

(i) Analysis, examinations, research, compilation, data collection and provision of information of any nature, as well as the provision of credit analysis and protection services, using tools and applications to support the management of the customer portfolio, the decision and management of credit, collection and risk;

(ii) Analysis, development, customization and commercialization of tools and applications to support the management of customer portfolios, credit and risk management;

(iii) Licensing or assignment of right to use credit and risk management tools, applications and software developments;

(iv) Provision of support and maintenance services for tools, applications and development of credit and risk management software;

(v) Consultancy for the development of decision, credit, risk and credit management solutions; It is

(vi) Participation in other companies, as partner or shareholder.

Article 4. The duration of the Company is indefinite.

CHAPTER II

SHARE CAPITAL

Article 5. The Company’s share capital, fully subscribed and paid in national currency and assets, is R$2,749,351,000, divided into (a) 10,858,270 common nominative shares, with no par value, and (b) 1,313,345 preferred book-entry shares, with no par value.

Paragraph 1. Each common share guarantees 1 (one) vote in the resolutions of the General Meetings.

Paragraph 2. Preferred shares have the following characteristics:

(i) They do not confer voting rights;

(ii) They grant priority in the reimbursement of the capital, without premium;

(iii) They grant their holders priority in the distribution of a fixed dividend in the amount of BRL 4.56 (four reais and fifty-six cents) per preferred share of such class, per year, with no participation in the remaining profits (“Fixed Dividend”), provided that any unpaid Fixed Dividend will be added to the Redemption Price established in item (iv) below;

(iv) They are mandatorily redeemable on July 29, 2032, for a fixed price of R$24.49 (twenty-four reais and forty-nine cents) per preferred share, plus any unpaid Fixed Dividend, pursuant to item (iii) above (“Redemption Price”);

(v) They are also redeemable, by resolution of the General Meeting, if the Company fails to pay the Fixed Dividend in at least 1 (one) of the 2 (two) last consecutive fiscal years, for a fixed price corresponding to the Redemption Price, observing that the preferred shares will not vote on such resolution; It is

(vi) They will acquire voting rights if the Company fails to pay the Fixed Dividend for at least 3 (three) consecutive fiscal years.

Paragraph 3. Shareholders who have received common shares issued by the Company, as a result of the redemption of class C preferred shares (“PNC Redeemable Shares”), pursuant to resolutions taken within the scope of the Extraordinary General Meetings held on June 29, 2023 and 07 August 2023, will be called “Minority Shareholders” for all purposes and effects of these Bylaws. The other shareholders of the Company, originally holders of common shares before the closing of the merger of shares entered into between the Company and Boa Vista Serviços SA, and representatives, also originally, of the majority of the capital stock, will be called “Majority Shareholders”.

Article 6. All Company shares are book-entry and, on behalf of their holders, will be kept in a deposit account at a financial institution, without issuing certificates.

CHAPTER III

GENERAL MEETINGS

Article 7. The shareholders’ general meeting (“General Meeting”) will be called and held in accordance with the provisions of these Bylaws, the Brazilian Corporation Law and other applicable legal provisions. The Ordinary General Meeting will be held in the first 4 (four) months after the end of each fiscal year, for deliberation, voting and approval of the matters provided for in article 132 of the Brazilian Corporate Law The Extraordinary General Meeting may be held whenever necessary .

Paragraph 1. General Meetings may be held by any means permitted by applicable law.

Paragraph 2. The General Meetings will be presided over by the Chairman of the Board of Directors and, in his absence, by a person appointed by the shareholders present. The president will be responsible for choosing the secretary of the General Assembly.

Paragraph 3. Minutes of the General Meetings will be drawn up and may be signed by any electronic means that allows the identification of the signatories.

Paragraph 4. Shareholders may be represented at the Company’s General Meetings by an attorney-in-fact with powers to do so, subject to the provisions of article 126, paragraph 1 of the Brazilian Corporate Law

Article 8. The resolutions of the General Meeting, except for the special cases provided for by law and in Article 9 below, will be taken by majority of votes among those present, not counting blank votes.

Article 9. Observing the resolution quorum provided for in Article 8 of these Bylaws, while any Minority Shareholder of the Company holds common shares representing at least 5% (five percent) of the common shares (“Minimum Interest”), the approval of the following matters must necessarily be submitted for resolution at the Company’s general meeting and will depend on the affirmative vote of the majority of shares held by Minority Shareholders:

(i) material changes in the corporate purpose of the Company or its subsidiary Boa Vista Serviços SA (“BVS”);

(ii) repurchase or redemption of shares issued by the Company held by its controlling shareholder or by an Affiliate of the controlling shareholder;

(iii) change in the Company’s dividend policy, established in Article 27 of these Bylaws;

(iv) approval of any share compensation plan of the Company or its subsidiary BVS that represents a dilution greater than 3% (three percent) of the total capital issued by the Company or by BVS, as the case may be;

(v) liquidation, dissolution or request for judicial recovery or bankruptcy of the Company or its subsidiary BVS (except for the succession of BVS activities resulting from corporate operations that integrate its equity with that of the Company);

(vi) approval of the appraisal report on contributions in assets to the capital stock of the Company or its subsidiary BVS by the controlling shareholder (or Affiliate of the controlling shareholder) of the Company; It is

(vii) amendments to the Company’s bylaws that result in material, negative and disproportionate impacts on the rights of Minority Shareholders.

CHAPTER IV

CONSULTING BOARD

Article 10. The Company will have an Advisory Board, composed of up to 6 (six) members, all individuals, shareholders or not, resident or not in Brazil, with a term of office of 3 (three) years, elected and dismissible at any time by the Meeting General, allowing re-election, with up to 5 (five) members being elected by the majority of votes among the Minority Shareholders, and 1 (one) or more members being elected by the Majority Shareholder .

Paragraph 1. The Advisory Board will have the function of advising the members of the Board of Directors, proposing strategic recommendations aimed at subsidizing their decisions, without being binding.

Paragraph 2. The Advisory Board will ordinarily meet 4 (four) times a year, in places to be determined by the Majority Shareholder, at its sole discretion, and, preferably, 3 (three) of these meetings will be held in the City of São Paulo, State of São Paulo, Brazil, and one of them in the City of Atlanta, State of Georgia, United States of America. Extraordinarily, the Advisory Board will meet whenever requested by any of its members. Major Shareholders will bear all reasonable travel expenses incurred by Advisory Board members in connection with attending board meetings.

Paragraph 3. The meetings of the Advisory Board will be convened by any of its members and will only be installed with the presence of the majority. Meetings may be held by videoconference, teleconference or any other means of communication that allows communication between people in real time.

Article 11. The Advisory Board will be extinguished if at any time no Minority Shareholder holds a Minimum Interest.

CHAPTER V

ADMINISTRATION

Article 12. The Company will be managed by a board of directors (“Board of Directors”) and by a board of officers, that will have the composition and competence established in the applicable legal provisions and in these bylaws.

Paragraph 1. Director and officers will take office by signing the respective term of office in the Company’s book.

Paragraph 2. The directors and officers will remain in their positions until their respective replacements take office.

Article 13. The Board of Directors will be composed of 5 (five) members, with a term of office of 3 (three) years, reelection being permitted, one of which must be nominated and elected, separately, by the majority of votes among the Minority Shareholders , provided that at least one Minority Shareholder holds a Minimum Interest. The other members of the Board of Directors will be elected by the General Meeting, according to the deliberation quorum established under the terms of Article 8 of these Bylaws.

Article 14. The Board of Directors will have a chairman, elected by the majority of shareholders. The President will not have a casting vote.

Article 15. In case of resignation, definitive impediment or vacancy of any member of the Board of Directors, the remaining board members will appoint a substitute who will serve until the first General Meeting following the date of beginning of the vacancy, definitive impediment or resignation. The members of the Board of Directors may be dismissed and replaced by the shareholders who elected them.

Single paragraph. If the majority of positions on the Board of Directors become vacant, the General Meeting will be called to proceed with a new election.

Article 16. The Board of Directors will meet quarterly or whenever necessary. The meetings will be convened by its chairman or by 2 (two) directors, at least 5 (five) days in advance of the date of the meeting, indicating the agenda, date, place and time of the meeting. Regardless of compliance with the call formalities provided for by law or in these bylaws, the meeting of the Board of Directors attended by all its members will be considered regular.

Article 17. The meetings of the Board of Directors will be held in places determined by the majority of the members of the Board, at their sole discretion, and conducted in English (or in Portuguese, depending on the decision of the majority of the members of the Board). The respective minutes of the meetings will be drawn up in English and Portuguese in the book of minutes of meetings of the Board of Directors. When necessary, a certificate in Portuguese of the minutes drawn up in the book will be registered with the competent Board of Trade. Major Shareholders will bear all reasonable travel expenses incurred by members of the Board of Directors in connection with attending board meetings.

Article 18. The meetings will be installed, on first call, with the presence of the majority of directors. If this quorum is not reached on the first call, the meeting will be postponed. On second call, the meeting will be installed with the presence of any number of directors.

Article 19. Board members may participate in Board of Directors meetings by conference call, videoconference or any other electronic means of communication that allows perfect identification of the participant and, in these cases, such board members will be considered present at the meeting and, in the if they do not sign the minutes electronically, they must confirm their vote in writing, by electronic mail (e-mail) sent to the secretary of the meeting by the end of the business day following the meeting.

Paragraph 1. In their absences or temporary impediments, directors may be represented at the meeting by another member of the Board of Directors, designated by means of a specific authorization containing voting instructions for the absent or prevented director, such representation being valid for the purpose of verifying the installation quorum and deliberation.

Paragraph 2. Directors may send their votes in advance, which will be valid for the purpose of verifying the installation quorum and deliberation, provided that they are sent to the Company, in writing, in writing by the chairman of the respective meeting, until the beginning of the meeting.

Paragraph 3. The meetings of the Board of Directors will be chaired by its chairman and, in his absence, by a director chosen by majority vote of the other directors present at the meeting, with the chairman appointing the secretary.

Paragraph 4. The Board of Directors may invite other participants to its meetings, with the purpose of providing clarification on matters related to the agenda of the meeting.

Article 20. Each director shall have the right to 1 (one) vote in the resolutions of the Board of Directors’ meetings and all resolutions will be taken by the majority of the directors present at the meeting, except those related to the matters described in Article 9 of these Bylaws, which only will be approved with the affirmative vote of the director appointed by the majority of votes of the Minority Shareholders.

Article 21. In addition to the other matters provided for in these Bylaws or in the law, the Board of Directors will be competent to resolve on the following matters:

(i) appointment and dismissal of directors;

(ii) acquisition, disposal or encumbrance by the Company of any assets whose individual or total value, considering a series of related operations, exceeds R$ 1,000,000.00 (one million reais);

(iii) acquisition, disposal or encumbrance of interest in another company;

(iv) dissolution or liquidation of a company in which the Company holds an equity interest;

(v) execution by the Company of a loan or financing agreement, both as creditor and debtor, including obtaining a bank loan or financing, whose individual or total value, considering a series of related operations, exceeds BRL 1,000,000.00 (one million reais) reais;

(vi) execution by the Company of any contract or other transaction with any related party of the Company;

(vii) granting of guarantees, real or personal, in the exclusive interest of third parties; It is

(viii) appointment and dismissal of independent auditors.

Article 22. The Company will be managed by a board of officers composed of 1 (one) or more directors, resident or not in Brazil, elected by the Board of Directors, for a term of 3 (three) years, reelection being permitted.

Single paragraph. The Board of Directors will consult with the Minority Shareholders who hold the Minimum Interest before electing any officer of the Company, and will consider, in good faith, any reasonable opinions that may be presented by such Minority Shareholders in relation to the candidate, without, however, being linked to the opinion of Minority Shareholders.

Article 23. Observing the resolutions of the General Meeting and the Board of Directors and these Bylaws, each of the officers will have powers to manage the Company, with officers being forbidden to involve the Company in any activity outside its corporate purpose.

Article 24. The Company will be represented by (i) any officer, acting individually or jointly with the other; (ii) 1 (one) attorney-in-fact acting jointly with 1 (one) officer; or (iii) 2 (two) attorneys-in-fact acting jointly.

Single paragraph. The powers of attorney granted by the Company must specify the powers granted, and, with the exception of powers of attorney for representation in judicial, administrative or arbitration proceedings, will have a maximum validity period equal to 1 (one) year.

CHAPTER VI

FISCAL COUNCIL

Article 25. The fiscal council will function on a non-permanent basis, with the powers and duties conferred upon it by law. The installation and operation of the fiscal council must comply with the provisions of the Brazilian Corporate Law

CHAPTER VII

FISCAL YEAR AND PROFIT DISTRIBUTION

Article 26. The fiscal year begins on January 1st and ends on December 31st of each year. At the end of each fiscal year, the board of directors will prepare the Company’s financial statements, in accordance with the applicable rules.

Article 27. Together with the financial statements, management shall submit to the Annual General Meeting a proposal for the allocation of net income for the fiscal year ended, of which 5% (five percent) shall be allocated to the constitution of the legal reserve, until it reaches the limit of 20% (twenty percent) of the Company’s capital stock, and at least 25% (twenty-five percent) must be allocated to the payment of mandatory minimum dividends to shareholders, observing the participation of each one in the capital stock in the time of declaration of dividends.

Paragraph 1. The Board of Directors, ad referendum of the General Meeting, when they understand and justify it as a necessary measure to finance investments or other expenses foreseen in the Company’s business plan, or according to the decision of the said Board, may propose, in relation to any period in in particular, the payment of dividends in an amount lower than the mandatory minimum set forth in the caput of this Article (including approving the total retention of profit for the year). In the hypotheses in which this type of proposal for the allocation of results implies the distribution of dividends in an amount lower than the mandatory minimum and/or the total retention of profit for the year, the Minority Shareholders will vote in a block with and follow the vote of the Majority Shareholder.

Paragraph 2. The remaining portion of net profits will be distributed as decided by the General Meeting.

Paragraph 3. The dividends provided for in this Article 27 will not be mandatory in the fiscal years in which their distribution is incompatible with the financial situation of the Company, as informed by the board of directors to the Annual General Meeting.

Paragraph 4. Profits not distributed pursuant to paragraph 3 above will be registered as a special reserve fund and, if they are not absorbed by losses in subsequent fiscal years, will be paid as dividends as soon as the Company’s financial situation allows.

Article 28. As proposed by the board of officers, approved by the Board of Directors, the Company may pay or credit interest on equity to shareholders, under the terms of the applicable legislation. Any amounts eventually paid as interest on equity may be allocated to the amount of mandatory dividends provided for in these bylaws.

Article 29. The Company may draw up semi-annual balance sheets or those relating to shorter periods, and may declare, by resolution of the Board of Directors, the distribution of dividends, or interest on equity, attributed to mandatory dividends, if applicable, provided that the total of dividends paid in each semester of the fiscal year does not exceed the amount of capital reserves, or the payment of intermediate dividends or interest on equity, to be recorded in the retained earnings account or in the existing profit reserve account in the last annual or half-yearly balance sheet, to be included in the amount of mandatory dividends, if any.

Article 30. The General Meeting may decide on the capitalization of profits or capital reserves, including those created in interim balance sheets, under the terms of the applicable legislation, as well as on the creation of other statutory reserves, including a reserve for the redemption of preferred shares issued by the Company.

CHAPTER VIII

LIQUIDATION OF THE COMPANY

Article 31. The Company will enter into liquidation in the cases provided for by law, and the General Meeting shall elect the liquidator and the members of the fiscal council who will act in the liquidation, observing the applicable legal formalities.

CHAPTER IX

WITHDRAWAL AND TRANSFER RIGHTS

Article 32. Lock-Up . For a period of 12 (twelve) years from the date of implementation of the Transaction with the Minority Shareholders joining the Company, or until no Minority Shareholder holds the Minimum Interest, whichever occurs last (“Lock-Up”), the Minority Shareholders may not, in any way, dispose, transfer, pledge or encumber the shares held by them, as well as transfer or grant any rights associated with the shares to third parties, without the prior written consent of the Majority Shareholder, except (i) in hypotheses for the exercise of options for the purchase and sale of shares (put and call rights), pursuant to Articles 36 and 37 of these Bylaws; or (ii) in the event of transfer of shares issued by the Company between Minority Shareholders.

Article 33. Right to Demand the Sale (Drag Along) . After the Lock-Up period, if the Legitimate Shareholder receives an offer in good faith from an unrelated third party (“Bidder”), for the acquisition of the majority of shares issued by the Company, the Legitimate Shareholder will have the right to demand that the Minority Shareholders also transfer to the Proponent, proportionally, or up to the totality of the shares they hold (and each of the Minority Shareholders will have the right to require that the Legitimate Shareholder exercises the right to demand the joint sale), together with the Legitimate Shareholder, under the same terms and conditions applicable to the Legitimate Shareholder (“Right to Require the Sale”); provided, however, that: (a) Minority Shareholders shall not be required to provide representations and guarantees other than the fundamental ones with respect to the Minority Shareholders themselves, nor assume any indemnity obligation in relation to the Company, BVS or its businesses, nor be subject to any withholdings, escrow or other similar agreements to secure such indemnification obligations; and (b) if the consideration offered by the Bidder is other than cash or equivalent, at the request of the Minority Shareholder, the Legitimate Shareholder shall ensure that the Minority Shareholder receives cash or the equivalent in an amount equal to the consideration offered by the Bidder. If, within 60 (sixty) days after the transfer of shares under the Right to Require Sale, the Minority Shareholders (by majority vote) conclude that the price received in said sale was lower than the fair market value and notify by written to the Legitimate Shareholder, such Minority Shareholders will be entitled to contest such price received and, if it is determined that such price was lower than the Fair Market Value, they will be entitled to receive from the Legitimate Shareholder the difference between the amount received for the transfer of shares and such Fair Market Value.

Article 34. Tag Along Right. If any Legitimate Shareholder intends to sell the majority of shares issued by the Company to a Bidder, the Legitimate Shareholder shall notify the Minority Shareholders in writing, informing them of all the terms and conditions of the intended sale, including the Bidder’s identification, the of shares to be sold (“Offered Shares”), the price offered for each Offered Share and the term and form of payment, among other aspects considered relevant for the completion of the transaction, in which case the Minority Shareholders will have the right to demand the disposal of shares held by it in proportion to its interest in the share capital (or, at its sole discretion, of all shares held by it), jointly with the Offered Shares.

Article 35. In any case, unless all shares issued by the Company are sold, their sale to any third party, by the Legitimate Shareholders, including due to a corporate reorganization, will not affect the rights of Minority Shareholders provided for in the applicable legislation and in this Statute. In such cases, the acquirer(s) of the shares of the Legitimate Shareholders will become part of the definition of Major Shareholders in art. 5, paragraph 7 and will succeed the former Major Shareholders in all their rights and obligations set forth in these Bylaws.

Article 36. Put Option. Each Minority Shareholder will have the right to sell the common shares issued by the Company, which they hold, free and clear of any encumbrances, to a Legitimate Shareholder, during the Periods of Exercise of the Put Option (“Put Option”), for a price per common share of the Company equal to the Fair Market Value (“Put Option Price”), provided that EFX Inc. will guarantee the payment obligation of the Legitimate Shareholder, under the terms of these Bylaws and the Merger Agreement .

Paragraph 1. Each Minority Shareholder shall have the right, but not the obligation, to exercise the Put Option, subject to the provisions of Paragraphs 2 and 3 below, upon written notification to the Legitimate Shareholder (“Notice of Exercise of the Put Option”) communicating that such Minority Shareholder (a “Participating Shareholder of the Sale”) decided to exercise the Put Option, at any time during the following exercise periods: (i) starting at 00:01 (São Paulo time) of the 5th ( fifth) anniversary of the closing date of the Transaction and ending at 23:59 (São Paulo time) on the 30th (thirtieth) day following (“First Period of Exercise of the Put Option”); (ii) starting at 00:01 (São Paulo time) on the 7th (seventh) anniversary of the closing date of the Transaction and ending at 23:59 (São Paulo time) on the 30th (thirtieth) day following (“Second Period Exercise of the Put Option”); (iii) starting at 00:01 (São Paulo time) on the 10th (tenth) anniversary of the closing date of the Transaction and ending at 23:59 (São Paulo time) on the 30th (thirtieth) day following (“Third Period Exercise of the Put Option”); (iv) beginning at 00:01 (São Paulo time) on the date EFX Inc. notify Minority Shareholders that it is in default on any public or private debt arising from loans, such that the full amount of such debt (or any other debt of the same nature) became immediately due and payable by EFX Inc. (“Trigger Event”), and ends at 23:59 (São Paulo time) on the 30th (thirtieth) day following (the “Trigger Event of the Put Option Exercise Period”); and (v) starting at 00:01 (São Paulo time) on each anniversary of the closing date of the Transaction after the 12th (twelfth)

anniversary of the Transaction closing date (i.e., starting on the 13th (thirteenth) anniversary of the Transaction closing date) and ending at 23:59 (São Paulo time) on the 30th (thirtieth) following day (each, an “Additional Put Exercise Period”, and together with the First Put Exercise Period, the Second Put Exercise Period, the Third Put Exercise Period and the Triggering Event of the Put Option Exercise Period, the “Put Option Exercise Periods”). The Notice of Exercise of the Put Option shall indicate the identity of the Shareholder Participating in the Sale, the number of common shares of the Company to be sold and the payment instructions for depositing the Price of the Put Option, in a bank account maintained by him in Brazil .

Paragraph 2. A Shareholder Participating in the Sale may only exercise the Put Option if he chooses to sell at least 33% (thirty-three percent) of the common shares issued by the Company acquired as a result of the Transaction, or all of the common shares of issue of the Company acquired as a result of the Transaction, if such Shareholder Participating in the Sale owns less than 33% (thirty-three percent) of such shares at the time of exercising the Put Option.

Paragraph 3. A Shareholder Participating in the Sale may only exercise the Put Option if the total number of shares sold by the other Shareholders Participating in the Sale during the Exercise Period of the applicable Put Option is at least 33.3% (thirty-three points three percent) of the number of shares held by Minority Shareholders on the date of implementation of the Transaction with their entry into the Company. .

Paragraph 4. A Shareholder Participating in the Sale may only exercise the Put Option during the Additional Period for Exercise of the Put Option while at least 1 (one) Minority Shareholder holds the Minimum Interest. For clarification purposes, the right of a Shareholder Participating in the Sale to exercise the Put Option during the Additional Period for Exercise of the Put Option will cease immediately when no Minority Shareholder holds at least the Minimum Interest.

Paragraph 5. Up to the 10th (tenth) business day after the expiration of the First Period of Exercise of the Put Option, of the Second Period of Exercise of the Put Option, of the Third Period of Exercise of the Put Option, of the Triggering Event of the Period of Exercise of the Put Option or an Additional Period of Exercise of the Put Option, as the case may be, the Legitimate Shareholder must verify: (i) whether there are Shareholders Participating in the Sale; and (ii) if the conditions set forth in Paragraphs 2 and 3, and, if applicable, 4, have been complied with in relation to such Shareholders Participating in the Sale (“Conditions Precedent to the Sale”).

Paragraph 6. If the Conditions Precedent to the Sale are not confirmed by the Legitimate Shareholder in relation to all or some of the Shareholders Participating in the Sale, the Put Option will be considered not exercised in relation to such Shareholders Participating in the Sale.

Paragraph 7. If the Conditions Precedent to the Sale are confirmed by the Legitimate Shareholder, then, until the 60th (sixtieth) day after such confirmation, the Legitimate Shareholder shall provide to the Shareholders Participating in the Sale in question, its proposed evaluation of the Fair Market Value or, alternatively, hire a Specialist to prepare an appraisal report determining the Fair Market Value, who will present such report to the Legitimate Shareholder, the Company and the Shareholders Participating in the Sale, by the 60th (sixtieth) day referred to above. The determination of the Fair Market Value for any particular Put Exercise Period will be referred to as the “First Valuation” for such Put Exercise Period.

Paragraph 8. Within 30 (thirty) days after receiving the First Assessment, each Shareholder Participating in the Sale shall deliver a written notice to the Legitimate Shareholder: (i) desist from exercising the Put Option; (ii) accepting the First Assessment; or (iii) objecting to the First Review. Failure to deliver such notice will be deemed an acceptance of the Fair Market Value as set out in the First Valuation.

Paragraph 9. The Fair Market Value for those Shareholders Participating in the Sale who accepted the First Valuation will be that established in the First Valuation, irrespective of any Second or Third Valuation, in accordance with Paragraphs 10, 11 and 12 below.

Paragraph 10. The Shareholders Participating in the Sale that have validly contested the Fair Market Value calculated by the First Appraisal (“Dissident Shareholders of the Put Option”) will be represented by the Dissident Shareholder of the Put Option with the highest percentage of common shares issued by the Company among all Dissident Put Option Shareholders (the “Put Option Representative”) in all matters and discussions related to the determination of the Fair Market Value, it being understood that the actions of the Put Option Representative in relation to the determination of the Fair Value of Market will be binding on all Dissenting Shareholders Put Option. The Put Option Representative must hire a Specialist and instruct him to prepare an appraisal report determining the Fair Market Value, and to present such report to the Legitimate Shareholder and the Dissenting Shareholders of the Put Option within a period of 60 (sixty) days from the date on which the First Appraisal is delivered by the Legitimate Shareholder to the Shareholders Participating in the Sale (“Second Appraisal”). The Expert’s costs and expenses contemplated in this paragraph shall be fully borne by the Dissenting Shareholders Put Option. Failure to deliver the Second Valuation as provided for in this paragraph will be deemed an acceptance of the Fair Market Value as set forth in the First Valuation.

Paragraph 11. If the difference between the Fair Market Value determined by the First Valuation and the Second Valuation is equal to or less than 10% (ten percent), the Fair Market Value will be the arithmetic mean between that determined in the First Valuation and the Second Assessment.

Paragraph 12. If the difference between the Fair Market Value determined by the First Valuation and the Second Valuation is greater than 10% (ten percent), then another Specialist must be hired, jointly, by the Legitimate Shareholder, the Company and by the Representative of Put Option, who will be instructed to prepare an appraisal report determining the Fair Market Value, and submit such report to the Legitimate Shareholder, the Company and the Put Option Representative within 60 (sixty) days from the date on which that received the Second Valuation (“Third Valuation”), from which: (i) the Fair Market Value will be the arithmetic mean between the two Fair Market Values with the smallest difference between them, as determined by the First Valuation, Second Assessment and Third Assessment; and (ii) the costs and expenses of the Expert who prepared the Third Appraisal will be borne by the party ( ie Legitimate Shareholders or Dissenting Shareholders Put together), whose appraisal was disregarded for the purposes of calculating the Fair Market Value.

Paragraph 13. The Shareholders Participating in the Sale shall perform all acts and sign all documents (including the share transfer book) reasonably requested by the Legitimate Shareholder to carry out the sale contemplated in this Article. For these purposes, the Minority Shareholders hereby grant the Company the necessary powers to carry out such acts and the signature of all documents necessary to formalize the transfer of shares, pursuant to article 684 of the Brazilian Civil Code, subject to the exercise of the Option of sales.

Paragraph 14. Subject to the provisions of the previous paragraphs, the transfer of the Company’s common shares in question, and the respective payment, which shall be made upon immediate availability of funds, will take place at 10:00 am (São Paulo time) on the 10th (tenth) ) business day following determination of the Fair Market Value, pursuant to Paragraphs 8, 9, 10, 11 or 12, as the case may be, at the Company’s headquarters. After the effective transfer of shares, and the respective payment, the Put Option will be extinguished in relation to such common shares issued by the Company. The Company guarantees, unconditionally and irrevocably, to the Shareholders Participating in the Sale, the immediate and complete payment, as well as the making of all payments due by the Legitimate Shareholder under the terms of this Article.

Article 37. Option to Purchase . Each of the Minority Shareholders grants the Legitimate Shareholder the right to purchase all (but no less than all) of its common shares issued by the Company acquired as a result of the Transaction , and held by such Minority Shareholder at the time the right described in this Article 37 is exercised (“Purchase Option”), free and clear of any encumbrances, during the Periods of Exercise of the Purchase Option, for a price per common share issued by the Company equal to the Fair Market Value of one common share of Company (“Purchase Option Price”) (it being understood that EFX Inc. will guarantee the Legitimate Shareholder’s payment obligation pursuant to these Bylaws and the Merger Agreement ).

Paragraph 1. Each Legitimate Shareholder shall have the right, but not the obligation, to exercise the Call Option, by sending a written notice to the Minority Shareholders (“Notice of Exercise of the Call Option”), communicating its intention to exercise the Call Option, and the proposed valuation of the Fair Market Value (“First Call Option Valuation”), at any time during the following exercise periods: (i) beginning at 00:01 (São Paulo time) of first business day immediately following the end of the Third Period for Exercise of the Put Option and ending at 23:59 (São Paulo time) on the day immediately preceding the 13th (thirteenth) anniversary of the closing date of the Transaction (“First Period of Exercise of the Call Option”); (ii) beginning at 10:00 am (São Paulo time) on the first business day immediately following the expiration of any Additional Put Option Exercise Period and ending at 5:00 pm (São Paulo time) on the 30th (thirtieth) following day (each, an “Additional Call Option Exercise Period”); and

(iii) after the end of the Additional Call Option Exercise Period, starting at 10:00 am (São Paulo time) on the first business day immediately following the date on which no Minority Shareholder holds at least one Minimum Interest, and ends at 5:00 pm (São Paulo time) on the 30th (thirtieth) day following (the “Final Call Option Exercise Period”, and, together with the Additional Call Option Exercise Periods and the First Exercise Period of the Call Option, the “Purchase Option Exercise Periods”); and provided, however, that if a Put Option has been exercised in any period during which a Call Option could be exercised, the applicable Call Option Exercise Period will not begin until the acquisition of the shares object of the exercise of a Put Option has been completed.

Paragraph 2. Within 30 (thirty) days after receiving the First Valuation of the Call Option, Minority Shareholders shall send a written notification to the Legitimate Shareholder: (i) accepting the First Valuation of the Call Option; or (ii) contesting the First Valuation of the Call Option. Failure to deliver such notice will be deemed an acceptance of the Fair Market Value as set out in the First Valuation of the Call Option.

Paragraph 3. The Fair Market Value for Minority Shareholders who accept the First Valuation of the Call Option will be established in the First Valuation of the Call Option, regardless of any Second or Third Valuation of the Call Option in accordance with Paragraphs 4, 5th and 6th below.

Paragraph 4. The Minority Shareholders that have validly contested the Fair Market Value calculated by the First Valuation of the Call Option (“Dissident Shareholders of the Call Option”) will be represented by the Dissident Shareholder of the Call Option with the highest percentage of common shares of issuance of the Company among all Dissenting Shareholders of the Call Option (the “Pull Option Representative”) in all matters and discussions related to the determination of the Fair Market Value, it being understood that the actions of the Call Option Representative in relation to determination of the Fair Market Value will be binding on all Dissident Shareholders of the Call Option. The Call Option Representative shall hire an Expert and instruct him to prepare a report determining the Fair Market Value (“Second Call Option Valuation”) and to submit such report to the Legitimate Shareholder and the Dissenting Call Option Shareholders in question within 60 (sixty) days from the date on which the First Appraisal of the Call Option is delivered by the Legitimate Shareholder to the Minority Shareholders. The Expert’s costs and expenses dealt with in this paragraph shall be fully borne by the Dissenting Shareholders of the Call Option. Non-delivery of the Second Valuation of the Call Option as provided for in this paragraph will be considered as acceptance of the Fair Market Value as established in the First Valuation of the Call Option.

Paragraph 5. If the difference between the Fair Market Value determined by the First Valuation of the Call Option and the Second Valuation of the Call Option is equal to or less than 10% (ten percent), the Fair Market Value will be the arithmetic mean between that determined in the First Valuation of the Call Option and the Second Valuation of the Call Option.

Paragraph 6. If the difference between the Fair Market Value determined by the First Valuation of the Call Option and the Second Valuation of the Call Option is greater than 10% (ten percent), then another Expert must be hired, jointly, by the Legitimate Shareholder, the Company and the Call Option Representative, instructed to prepare an appraisal report determining the Fair Market Value (the “Third Call Option Valuation”) and to present such report to the Legitimate Shareholder, the Company and the Option Representative of the Call Option within 60 (sixty) days from the date on which they receive the Second Valuation of the Call Option, and from which: (i) the Fair Market Value will be the arithmetic mean between the two Fair Values of Market with the least difference between them, as determined by the First Call Valuation, Second Call Valuation and Third Call Valuation; and (ii) the costs and expenses of the Expert who prepared the Third Valuation of the Call Option will be borne by the party ( ie , Legitimate Shareholder or Dissenting Shareholders Call Option, together), whose valuation was disregarded for the purposes of calculating the Fair Value of Market.

Paragraph 7. Minority Shareholders shall perform all acts and sign all documents (including the share transfer book) reasonably requested by the Legitimate Shareholder to carry out the sale contemplated in this Article 37. For these purposes, Minority Shareholders hereby grant to Company, powers necessary to sign the Company’s share transfer registration books to formalize the transfer of shares, pursuant to article 684 of the Brazilian Civil Code, conditioned to the exercise of the Purchase Option.

Paragraph 8. Subject to compliance with the previous paragraph, the transfer of the common shares of the Company in question, and the respective payment, which shall occur upon immediate availability of funds, at 10:00 am (São Paulo time) of the 10th (tenth) business day following the determination of the Fair Market Value, pursuant to Paragraphs 2, 3, 4, 5 or 6, as applicable, at the Company’s offices. Any period of time specified in this Article 37 shall be extended to the extent necessary for the Legitimate Shareholder to comply with the regulations applicable in its local jurisdiction due to the exercise of the Call Option.

CHAPTER X

LIABILITY AND INDEMNITY

Article 38. Except for the amount corresponding to the Necessary Extra Cash, the rights and obligations associated with the Company’s assets and liabilities existing before the closing date of the Transaction (inclusive) are the exclusive responsibility and ownership of EFX Inc.

Article 39. EFX Inc. undertakes to indemnify (directly, and not through the Company) the Minority Shareholders from and against any losses suffered by the Minority Shareholders that are the result of any acts, facts or omissions related to the Company and/or its Affiliates, of any nature , to the extent that the respective taxable event occurred in the period prior to the closing date of the Transaction (inclusive), regardless of the related effects materializing after the closing date of the Transaction. For the purposes of this Article 39, losses incurred by the Company, at any time, as a result of acts, facts and omissions related to BVS are expressly excluded from the indemnity.

CHAPTER XI GENERAL PROVISIONS

Article 40. All transactions with related parties of the Company will be carried out under strictly commutative conditions, as provided for in article 245 of the Brazilian Corporate Law

Article 41. For the purposes of these Bylaws:

(a) “Affiliate” of a Person means another Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that first Person. For purposes of this definition and the Merger Agreement , the term “control” (and related terms) means the power, whether by contract, shareholder or otherwise, to direct the policies or management of a Person, pursuant to Article 116 of the SA Law

(b) “Serious Shareholder” means a Major Shareholder or an Affiliate of EFX Inc. who owns shares issued by the Company.

(c) “Extra Cash Required” means the amount of cash that EFX Brasil must have on the Closing Date of the Transaction (in addition to the cash required to redeem Class A, B and C Preferred Shares) to be calculated before the Closing by a reputable institution acceptable to EFX Inc. and by BVS as the fair market value of Class D preferred shares issued by the Company on the base date immediately prior to the Closing.

(c) “Entity” means any entity (including not-for-profit organizations), partnership or business, regardless of corporate type, association, partnership, joint venture, trust, estate, firm or other enterprise, association, organization or entity.

(d) “Expert” means any independent audit firm among PriceWaterhouseCoopers, Ernst & Young, Deloitte Touche Tohmatsu and KPMG, or other reputable institution selected by EFX Brasil and reasonably accepted by the relevant holder of EFX Brasil Common Shares.

(e) “Merger Agreement” means the agreement signed on February 9, 2023 between the Company, EFX Inc. and BVS, through which the terms and conditions were established for the implementation of the business combination between the Company and BVS

(f) “Operation” means the business combination between EFX Inc., the Company and BVS, implemented in accordance with the terms of the Merger Agreement .

(g) “Government Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, township, district or other jurisdiction of whatever nature; (c) any federal, state, provincial, regional, local, municipal, foreign or other government; (d) any body, subdivision, department, ministry, council, court, agency, autarchy or administrative commission, or other governmental entity, authority or political body or subdivision thereof; or (e) any association or parastatal, professional or private organization that exercises executive, legislative, judicial, regulatory, fiscal, importing or other governmental functions, including, for the avoidance of doubt, the CVM and the B3.

(h) “Person” means any natural person, Entity or Governmental Body.

(i) “Fair Market Value” of any equity interest or asset referred to in these Bylaws and the Merger Agreement means the price at which a willing seller, under no obligation to sell, would sell, and a willing buyer, under no obligation to buy, would buy such interest or asset, without considering any control premium, and whose price is based on the approved long-term financial plan of the BVS in effect at the time.

Article 42. As long as Minority Shareholders hold the Minimum Interest, the rights guaranteed to Minority Shareholders in these Bylaws constitute “stipulation in favor of a third party” and cannot be changed by Majority Shareholders, or any other shareholders who may join the Company, without the approval of the majority of Minority Shareholders. Any corporate restructuring that results in the migration of the Company’s shareholder base to a new resulting company can only be approved if the resulting company’s bylaws reproduce and ensure all the rights of Minority Shareholders contained in these Bylaws.

Article 43. Any cases not provided for in these bylaws will be resolved by the General Meeting and regulated in accordance with the provisions of the Brazilian Corporate Law

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Bylaws consolidated according to the Extraordinary General Meeting held on August 07, 2023 .

Table:

Eduardo Migliora Zobaran President	Cesar Augusto Rodrigues de Carvalho Secretary